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                                                                      EXHIBIT 99


AT THE COMPANY                   AT THE FINANCIAL RELATIONS BOARD
James W. Christmas               Marianne Stewart - General Info. (212) 661-8030
President and CEO                Beth Lewis - Analyst Info. (617) 369-9240
(713) 877-8006                   Claudine Cornelis - Media Info. (212) 661-8030

FOR IMMEDIATE RELEASE:
January 19, 2000

          KCS ENERGY, INC. REPORTS BANKRUPTCY COURT HAS GRANTED RELIEF
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


HOUSTON, TX, JANUARY 19, 2000 - KCS Energy, Inc. (NYSE: KCS) said today that the U.S. Bankruptcy Court in Wilmington, Del., has signed an order granting the company and its subsidiaries relief under Chapter 11 of the Bankruptcy Code. The Court has set February 25 for a hearing to review the required disclosure statement and has also set a tentative date of April 6 for a confirmation hearing. KCS is proceeding under Chapter 11 in connection with the company's previously announced Restructuring Agreement which was approved by more than two-thirds of the holders of the Company's 8.875% Senior Subordinated Notes due January 15, 2008 and by more than a majority of its 11% Senior Notes due January 15, 2003.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. The Company also purchases reserves (priority rights to future delivery of oil and gas) through its Volumetric Production Payments (VPP) program. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

To receive KCS' latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code KCS. See also http://www.frbinc.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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